Exhibit 10.2

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (“Agreement”) is made and entered into by and between Neal Goldberg (“Employee”) on the one hand, Zale Delaware, Inc. and Zale Corporation (collectively “Zale” or the “Company”) on the other, hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, Employee’s employment with Zale has terminated;

WHEREAS, Employee’s last day of employment was January 13, 2010 (the “Separation Date”);

NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

1.        Effective as of the Separation Date, Employee’s position as Chief Executive Officer and all other positions held by Employee with Zale, its subsidiaries and affiliates have been terminated, and Employee hereby resigns as a director of Zale and all subsidiaries.  Employee agrees to execute any and all documents the Company may deem necessary to effectuate such terminations and resignation.

2.        RELEASE OF CLAIMS

(a)       Employee, individually and on behalf of Employee’s attorneys, heirs, assigns, successors, executors, and administrators, hereby GENERALLY RELEASES, ACQUITS, AND DISCHARGES Zale and its respective current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter collectively referred to as the “Releasees” and individually as a “Releasee”) from and against any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses (including attorneys’ fees and expenses) whatsoever, under any municipal, local, state, or federal law, common or statutory -- including, but in no way limited to, claims arising under the United States and Texas Constitutions, Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, Title VII of the Civil Rights Act of 1964, as amended (including the Civil Rights Act of 1991), the Americans with Disabilities Act of 1990 as amended by the Americans with Disabilities Amendment Act.  the Employee Retirement Income Security Act of 1974, (“ERISA”), as amended, the Labor Management Relations Act, as amended, the Occupational Safety and Health Act, as amended, the Racketeer Influenced and Corrupt Organizations Act (RICO), as amended, the Sarbanes Oxley Act of 2002, the Sabine Pilot Doctrine, the American Jobs Creation Act of 2004, the Texas Commission on Human Rights Act, the Texas Pay Day Act,  the Worker Adjustment and Retraining Notification Act (“WARN”), the Family and Medical Leave Act (“FMLA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), claims of retaliatory discharge under the Texas Workers’ Compensation Act, or any other claims, including claims in equity or common law claims -- for any actions or omissions whatsoever, whether known or unknown and whether connected with the employment relationship between Employee and Zale, the cessation of Employee’s employment with Zale which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement (collectively, the “Released Claim(s)”).  Employee agrees that this Agreement includes a release of any and all negligence claims, contractual claims (express and implied), wrongful discharge claims, fraud, misrepresentation, and claims of discrimination, harassment, or retaliation of every possible kind.

(b)       Employee agrees not to assert any claims released above in a class or collective action and further agrees not to become, and promises not to consent to become, a member (including a representative class plaintiff) of any class in a case brought in court or in arbitration in which claims are asserted against any of the Releasees that are related in any way to Employee’s employment with or termination from Company and/or that involve events which have occurred as of the Effective Date of this Release.  If Employee, without Employee’s prior knowledge and consent, is made a member of a class in any proceeding, whether in court or in arbitration, Employee will opt out of the class at the first opportunity afforded to him after learning of Employee’s inclusion.  In this regard, Employee agrees that Employee will execute, without objection or delay, an “opt-out” form presented to him either by the court or the arbitral forum in which such proceeding is pending or by counsel for the Company.

(c)       Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the EEOC or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies.  Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver.  Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Zale should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.  Notwithstanding the foregoing two sentences, as provided above Employee also waives any right to recover from any Releasee in a civil suit brought by any governmental agency or any other individual on his behalf with respect to any Released Claim.

(d)       This release excludes Employee’s right to enforce the terms of this Agreement, the Indemnification Agreement between Zale Corporation and the Employee dated September 24, 2009 (the “Indemnification Agreement”) and any claim which cannot be released by private agreement, such as workers’ compensation claims, claims after the Effective Date of this Agreement, and the right to file administrative charges with certain government agencies.  Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency.  Notwithstanding the previous two paragraphs, Employee agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against Zale filed by Employee or by anyone else on Employee’s behalf.

(e)       This general release covers both claims that Employee knows about and those that Employee may not know about, except that it does not waive any rights or claims, including claims under the ADEA, that may arise after the Effective Date of this Agreement (as defined below).  Employee further represents and warrants that: (i) Employee has been fully and properly paid for all hours worked; (ii) Employee has received all leave to which Employee is entitled in accordance with applicable law; and (iii) Employee has not suffered any on the job injury for which Employee has not already filed a claim.  Employee further acknowledges, agrees and hereby stipulates that: (i) during Employee’s employment with the Company, Employee was allowed to take all leave and afforded all other rights to which Employee was entitled under the Family and Medical Leave Act (“FMLA”); and (ii) the Company has not in any way interfered with, restrained or denied the exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against Employee for exercising (or attempting to exercise) any such rights.

3.        Employee acknowledges and agrees that Employee will keep the terms, amount, and facts of, and any discussions leading up to, this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that Employee will not communicate or otherwise disclose to any employee of Zale (past, present, or future), or to any member of the general public, the terms, amounts, copies, or fact of this Agreement, except as may be required by law or compulsory process; provided, however, that Employee may make such disclosures to Employee’s tax/financial advisors or legal counsel as long as they agree to keep the information confidential.  If asked about any of such matters, Employee’s response shall be that Employee may not discuss any of such matters.  In the event of a breach of the confidentiality provisions set forth in this paragraph of the Agreement by Employee, Zale may suspend any payments due under this Agreement pending the outcome of litigation and/or arbitration regarding such claimed breach of this Agreement by Employee.  Zale acknowledges and agrees that Zale will keep the facts and discussions leading up to this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, except as may be required by law or compulsory process, or, in connection with any request or requirement of any governmental or regulatory agency in any formal or informal administrative or regulatory investigation or proceeding.  The Parties agree that this paragraph is a material inducement to entering into this Agreement.  Additionally, the Parties agree that a breach of this paragraph will cause irreparable harm and that the Parties may enforce this paragraph without posting a bond.

4.        The Parties expressly acknowledge, agree, and covenant that neither Employee nor any executive officer or director of Zale will make any public or private statements, comments, or communications in any form, oral, written, or electronic (all of the foregoing, for purposes of this paragraph, “Communications”), which in any way could constitute libel, slander, or disparagement of the other Party or any other Releasee or which may be considered to be derogatory or detrimental to the name or business reputation of the other Party or any other Releasee; provided, however, that the terms of this paragraph shall not: (a) apply to Communications which are subject to a claim of privilege existing under common law, statute, or rule of procedure; (b) apply to Communications required by law or made in response to a valid subpoena or other lawful order compelling the Parties to provide testimony or information; provided, however, that in responding to a valid subpoena or other lawful order, the Parties agree to provide the other Party with advance notice and an opportunity to seek a protective order or other safeguard for its confidential information; or (c) be construed to inhibit or limit the Parties ability to initiate or cooperate with any investigation by a governmental or regulatory agency or official.  The Parties agree that this provision is a material inducement to the Parties entering into this Agreement.  Additionally, the Parties agree that a breach of this paragraph will cause irreparable harm and that this paragraph may be enforced without posting a bond.

5.        In exchange for the general release set forth in this Agreement and other valuable consideration given and received by the Parties, the Parties agree as follows:

(a)  Employee shall receive $500,000, payable in one lump sum to be paid on the later of February 15, 2010, or the Effective Date (as defined in paragraph 18 below) of this Agreement plus $100,000, payable in one lump sum to be paid on the first business day following July 31, 2010.  These payments constitute Employee’s “Severance Pay” and shall be subject to applicable taxes and withholding.

(b)  All vested stock options granted to Employee will remain exercisable for ninety (90) days following the Separation Date, subject to the earlier expiration of the terms of such stock options. All unvested stock options and all unvested restricted stock and units are forfeited as of the Separation Date.

(c)  For a period of one (1) year from the Separation Date, Employee may elect to continue medical and other health benefits in effect as of the Separation Date by completing and submitting the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) election forms to the Zale COBRA Administrator, provided that Employee is in compliance with this Agreement. As further consideration for the release provided in this Agreement, for a period of one (1) year from the Separation Date or, if earlier, until Employee is eligible to receive coverage under the health plan of another employer, Zale will provide supplemental payments to the COBRA carrier such that Employee’s premiums for coverage will be equal to the amount that the then current Zale employees pay for the same level of coverage and such premiums will be submitted by Employee directly to the Zale COBRA Administrator.  Thereafter, Employee will have the right to elect to continue such medical benefits for the remainder of the COBRA eligibility period by paying the full cost of such coverage to the Zale COBRA Administrator.  Employee agrees to notify Zale promptly in writing if he becomes eligible for coverage under the health plan of another employer. Employee will be provided with a notice of the interaction of the extended medical insurance benefits under this Agreement and Employee’s COBRA rights following the Separation Date.  The provisions of this paragraph 5(c) will not prohibit Zale from changing the terms of any medical benefit programs, provided that any such changes apply to all employees of Zale (e.g., Zale may switch premium rates, insurance carriers or preferred provider organizations or change coverage).  Employee acknowledges that the continuation and/or contribution of benefits described in this paragraph does not affect the date on which the Employee’s COBRA period begins, and that the period that Employee’s COBRA period begins/began on the Separation Date.  In other words, this continuation of benefits shall count against Employee’s continuation of coverage period required under COBRA.

(d)  Employee acknowledges and agrees that the Severance Pay referenced in paragraph 5(a) constitutes new and adequate consideration to support the release set forth in this paragraph 2 of this Agreement and fully compensates Employee for the claims Employee is releasing. For purposes of this Agreement, “Consideration” means something of value to which Employee is not already entitled.

(e)  Employee agrees to immediately return to Zale his employee identification badge, keys, and all Company-owned equipment and documents (paper and electronic) and will not maintain copies of the same in any form, whether tangible or intangible.

(f)  Employee agrees to reconcile Employee’s outstanding expenses and advances with Zale and to pay Zale any outstanding balance owed after all agreed offsets are taken within ten (10) days of the Effective Date of this Agreement (as defined below); provided however, that, by signature to this Agreement, Employee authorizes Zale to make any deductions from Employee’s compensation, including the Consideration, that are deemed necessary by Zale to comply with state or federal laws on withholdings, to compensate Zale for property damaged or property not returned by Employee, to recover advances paid to Employee, and/or to pay Zale for expenses owed by Employee to the Company.

(g)  Employee agrees that for a period of two (2) years from the Separation Date, Employee will not, on his own behalf or on behalf of any other person, partnership, association, corporation, or any other entity: (a) directly or indirectly, or through a third person hire, cause to be hired or solicit any employees of the Company, its subsidiaries or affiliates; or (b) in any manner attempt to influence or induce any employee of the Company, its subsidiaries or affiliates to leave the employment of the Company, its subsidiaries or affiliates, nor will he use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees of the Company, its subsidiaries or affiliates.  The restrictions contained in this subpart (f) will be tolled on a day-for-day basis for each day during which Employee participates in any activity in violation of such restriction. The Parties agree that the restrictions in this subpart (f) on solicitation of employees are supported by good and valuable consideration.  The Parties further agree that any invalidity or unenforceability of any one or more of the restrictions on solicitation will not render invalid or unenforceable any remaining restrictions on solicitation. Additionally, should an arbitrator or a court of competent jurisdiction determine that the scope of any provision of this subpart (f) is too broad to be enforced as written, the Parties intend that the arbitrator or court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

6.        Employee agrees to cooperate fully with Zale, specifically including any attorney or other consultant retained by Zale, in connection with any pending or future litigation, arbitration, business, or investigatory matter.  The Parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, Employee being available for interview by Zale, or any attorney or other consultant retained by Zale, and providing to Zale any documents in Employee’s possession or under Employee’s control.  Zale agrees to provide Employee with reasonable notice of the need for assistance when feasible.

7.        Employee acknowledges that during Employee’s employment, Employee has had access to and become familiar with various trade secrets and proprietary and confidential information of Zale, its subsidiaries and affiliates, including, but not limited to: identities, responsibilities, contact information, performance and/or compensation levels of employees, costs and methods of doing business, systems, processes, computer hardware and software, compilations of information, third-party IT service providers and other Company vendors, records, sales reports, sales procedures, financial information, customer requirements, pricing techniques, customer lists, price lists, information about past, present, pending and/or planned Company transactions, and other confidential information (collectively, referred to as “Trade Secrets”) which are owned by Zale, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which Zale, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees.  Employee acknowledges and agrees that the Trade Secrets: (1) are secret and not known in the industry; (2) give the Company or its subsidiaries and/or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable and special and unique assets of Zale or its subsidiaries and/or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to Zale or its subsidiaries and/or affiliates.

(a)  Regardless of whether Employee signs this Agreement, Employee shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, at any time in the future.  All files, records, documents, information, data, and similar items relating to the business of Zale, whether prepared by Employee or otherwise coming into Employee’s possession, will remain the exclusive property of Zale, and in any event must be promptly delivered to Zale upon the Separation Date.

(b)  Employee agrees that upon receipt of any formal or informal request, requirement, subpoena, process, or other action seeking Employee’s direct or indirect disclosure or production of any Trade Secrets to any entity, agency, tribunal, or person, or in connection with a judicial, administrative or other proceeding, Employee shall promptly and timely notify Zale, and promptly and timely provide a description and, if applicable, hand deliver a copy of such request, requirement, subpoena, process or other action to Zale.  In all such instances, Employee irrevocably nominates and appoints Zale (including any attorney retained by Zale) as Employee’s true and lawful attorney-in-fact to act in Employee’s name, place and stead to perform any act that Employee might perform to defend and protect against any disclosure of any Trade Secret.  For purposes of this paragraph 7, this Agreement shall be considered a Trade Secret.

(c)  Employee agrees and acknowledges that the agreements in this paragraph are in addition to, and do not limit, Employee’s obligations and responsibilities under and Employee Handbook, Code of Business Conduct and Ethics or other similar document with whose terms Employee previously agreed to abide.

8.        Employee represents and warrants that the restraints created by the covenants in paragraphs 5(g) and 7 pertaining to no hire/non-solicitation, confidentiality and nondisclosure are: (a) reasonable and that the enforcement of the restrictions contained in such paragraphs would not be unduly burdensome to Employee; (b) no greater than necessary to protect the legitimate interests of the Company, including its confidential business or proprietary information and trade secrets, including, but not limited to, the Trade Secrets; and (c) not outweighed by either the hardship to Employee or any injury likely to the public.

9.        By entering into this Agreement, the Company does not admit, and specifically denies, any violation of any contract (express or implied), local, state, or federal law, common or statutory.  Neither the execution of this Agreement nor compliance with its terms, nor the consideration provided for herein shall constitute or be construed as an admission by  Zale (or any of its agents, representatives, attorneys, or employers) of any fault, wrongdoing, or liability whatsoever, and Employee acknowledges and understands that all such liability is expressly denied.  This Agreement has been entered into in release and compromise of claims as stated herein and to avoid the expense and burden of dispute resolution.

10.       In the event the Board of Directors of the Company (the “Board”) determines that Employee has engaged in negligence or fraudulent or intentional misconduct that has resulted in a significant restatement of the Company’s financial results and, had the results been properly calculated, Employee would have received less compensation, the Employee acknowledges that, upon the Board’s written notice to Employee, Employee shall reimburse to the Company any portion of any performance based or incentive compensation paid or awarded to Employee, whether cash or equity-based, in all years that is greater than would have been paid or awarded calculated based upon the restated financial results. Without limiting the foregoing, the Board shall seek recoupment in all instances where Section 304 of the Sarbanes-Oxley Act of 2002 requires the Company to seek recoupment. This Section 10 shall not limit the Company’s entitlement to take other appropriate actions with respect to Employee.

11.       If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

12.       This Agreement constitutes the entire Agreement of the Parties regarding the subject matter hereof, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, express or implied, regarding the subject hereof, including, but not limited to, the Amended and Restated Employment Agreement between the Employee and Zale Corporation dated December 22, 2008, save for the Indemnification Agreement and the Zale Code of Business Conduct and Ethics, which survive Employee’s separation and which are incorporated herein by reference in full for all purposes as though restated in this Agreement.  All prior and contemporaneous negotiations and agreements regarding the subject hereof are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated.  No representations, oral or written, are being relied upon by any party in executing this Agreement other than the express representations of this Agreement.  This Agreement cannot be changed or terminated without the express written consent of the Parties.  The rights under this Agreement may not be assigned by Employee, unless Zale consents in writing to said assignment.  Employee represents that Employee has not assigned any of the claims related to the matters set forth herein.  Employee understands and agrees that Zale shall make no other payments and shall have no other obligations to Employee except as described herein.

13.       This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Texas without regard to the conflicts of laws provisions of Texas law, or of any other jurisdiction, except where preempted by federal law.  The Parties hereby agree that any action to enforce an arbitrator’s award pursuant to paragraph 14 shall be filed exclusively in a state or federal court of competent jurisdiction in Dallas County, Texas and the Parties hereby consent to the exclusive jurisdiction of such court; provided, however, that nothing herein shall preclude the Parties’ rights to conduct collection activities in the courts of any jurisdiction with respect to the order or judgment entered upon the arbitrator’s award by the Texas court.

14.       Subject to the terms and any exceptions provided in this Agreement, the Parties each waive the right to a jury trial and waive the right to adjudicate their disputes arising under this Agreement outside the mediation and arbitration forum provided for in this Agreement.  The Parties will first attempt to mediate any dispute arising under this Agreement in Dallas County, Texas before resorting to arbitration.  The mediation of any such dispute shall be conducted in accordance with the then-current American Arbitration Association (“AAA”) procedures for the resolution of disputes by mediation, by a mediator mutually agreed upon by the Parties.  If the Parties cannot agree upon a mediator, a mediator will be selected by AAA in accordance with the AAA strike list method.  All discussions connected with this mediation will be confidential and treated as compromise and settlement discussions.  Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding.  All expenses of mediation, except expenses of the individual Parties, shall be shared equally by the Parties, unless otherwise agreed.  In the event that the mediation process is ended without resolution, the dispute shall be resolved by arbitration.  The arbitration shall be administered by a single neutral arbitrator admitted to practice law in Texas for a minimum of ten (10) years and agreed upon by both Parties.  Any such arbitration proceeding shall take place in Dallas County, Texas and shall be administered by the AAA-Dallas office in accordance with its then-current applicable rules and procedures, including the National Rules for the Resolution of Employment Disputes of the AAA.  The arbitrator will have the authority to award the same remedies, damages and costs that a court could award.  The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision and any damages awarded.  The arbitrator’s decision will be final and binding.  This provision can be enforced under the Federal Arbitration Act.

(a)       As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, the Employee and the Company agree that the Company shall have the right to initiate an action in a court of competent jurisdiction to request temporary, preliminary and permanent injunctive or other equitable relief, including specific performance, to enforce the terms of paragraphs 3, 4, 5(g), 6, 7, and 14 of this Agreement without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.  Nothing herein shall prevent the Company from pursuing the same injunctive and equitable relief in the arbitration proceedings.  Moreover, nothing in this paragraph should be construed to constitute a waiver of the Parties’ rights and obligations to arbitrate regarding matters other than those specifically addressed in this paragraph.

(b)       Should a court of competent jurisdiction determine that the scope of the arbitration and related provisions of this Agreement are too broad to be enforced as written, the Parties intend that the court reform the provision in question to such narrower scope as it determines to be reasonable and enforceable, and enforce the Parties’ agreement to arbitrate.

(c)       In the event of arbitration under the terms of this Agreement, the fees charged by AAA and/or the individual arbitrator shall be allocated such that Employee will not incur any costs other than that which would be incurred to file a civil action in the courts for the State of Texas or other court with proper jurisdiction over the dispute. The Parties shall each bear their own costs and attorneys’ fees incurred in arbitration; provided, however, that should a party to this Agreement sue in court or bring an arbitration action against the other party to this Agreement for a breach of any provision of this Agreement or regarding a dispute arising from the subject matter of this Agreement, the prevailing party shall, to the extent permitted by law, be entitled to recover its attorneys’ fees, court costs, arbitration expenses, and its portion of the fees charged by AAA and/or the individual arbitrator, as applicable, regardless of which party initiated the proceedings.  No amount of any such costs paid by Zale on behalf of Employee in any calendar year will affect the amount of any such costs to be paid by Zale on behalf of Employee in any other calendar year, and any reimbursements paid to Employee for such costs shall be paid within 60 days of presentation of a fully documented invoice but in no event later than the last day of the calendar year next following the calendar year in which such costs are incurred.

(d)       Once the arbitration has commenced, both Zale and Employee shall have the right to conduct normal civil discovery, the extent and quantity of such shall be subject to the discretion of the selected arbitrator.  The arbitrator shall have the exclusive authority to resolve any issues relating to the arbitrability of the dispute or the validity or interpretation of this arbitration provision, to rule on motions to dismiss and/or motions for summary judgment applying the standards governing such motions under the Texas Rules of Civil Procedure, and shall be empowered to award either party any remedy at law or in equity that the prevailing party would otherwise have been entitled to had the matter been litigated in court, including attorneys’ fees and costs  The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.  Costs shall be allocated such that Employee will not incur any costs other than that which would be incurred to file a civil action in the courts for the State of Texas or other court with proper jurisdiction over the dispute.

(e)       The Parties further agree that Zale may suspend any payments due under this Agreement pending the outcome of litigation and/or arbitration regarding a breach of any provision of this Agreement or regarding a dispute arising from or related to the subject matter of this Agreement.

15.       One or more waivers of a breach of any covenant, term, or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.

16.       Important Notice Regarding Release of Claims Under the Age Discrimination in Employment Act of 1967 (“ADEA”):  Without in any way limiting the generality or scope of the Release of Claims set forth in paragraph 2, Employee hereby acknowledges that Employee knowingly and voluntarily enters into this Agreement with the purpose of waiving and releasing any age discrimination claims he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and acknowledges and agrees that:

(1)  This Agreement is written in a manner in which Employee fully understands;

(2)  Employee specifically waives any rights or claims arising under the ADEA;

(3)  This Agreement does not waive rights or claims under the ADEA that may arise after the date this Agreement is executed;

(4)  The rights and claims waived in this Agreement are in exchange for consideration over and above anything to which Employee is already entitled;

(5)  Employee has been advised in writing to consult with an attorney prior to executing this Agreement, and has, in fact had an opportunity to do so;

(6)  Employee has been given a period of up to at least twenty-one (21) days, if desired, within which to consider this Agreement;

(7)  Once executed, the Employee has a period of seven (7) days within which he can revoke this Agreement, and the Agreement shall not be effective until the seven-day revocation period has been exhausted.  Thus, the Effective Date of this Agreement is the eighth day after this Agreement has been executed, provided it was not revoked.  The last day on which this Agreement can be revoked is called the “Last Revocation Day.” If Employee chooses to revoke this Agreement, he must do so in writing, and the revocation must be addressed and delivered to Theo Killion, President, at 901 W. Walnut Hill Lane, Irving Texas 75038 before the expiration of the seven (7) day revocation period. If Employee delivers the revocation by hand or facsimile, the revocation will be considered timely if delivered or faxed to the Company’s Human Resources Department at the above address and/or fax number within seven (7) days of his execution of this Agreement. If he delivers the revocation by mail, the revocation will be considered timely if it is mailed to the Company’s Human Resources Department at the above address and postmarked within seven (7) days of Employee’s execution of this Agreement; and

(8)  Any changes made to this Agreement, whether material or immaterial, will not restart the running of this 21-day period.

17.       The Parties represent that they have the sole and exclusive right and full capacity to execute this Agreement.

18.       The “Effective Date” of this Agreement is the date that is eight (8) days following the date on which Employee signs this Agreement, so long as Employee has not revoked acceptance of this Agreement before such date.

19.       By executing this Agreement, Employee also acknowledges that Employee: (a) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) has made Employee’s own investigation of the facts and is relying solely upon Employee’s own knowledge and the advice of Employee’s own legal counsel; and (c) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.  The Parties stipulate that each Party is relying upon these representations and warranties in entering into this Agreement.  These representations and warranties shall survive the execution of this Agreement.

20.       All terms and provisions of this Agreement, and the drafting of this Agreement, have been negotiated by the Parties at arm’s length and to mutual agreement, with consideration by and participation of each, and no party shall be deemed the scrivener of this Agreement.

21.       This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

PLEASE READ CAREFULLY. THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE INCLUDES THE RELEASE OF ALL CLAIMS AGAINST THE COMPANY, KNOWN OR UNKNOWN, THAT MAY HAVE OCCURRED AS OF THE DATE OF THIS AGREEMENT.  THIS AGREEMENT ALSO CONTAINS A PROVISION REQUIRING THE PARTIES TO RESOLVE ANY DISPUTES BY ARBITRATION.

The Parties have signed this Agreement on the dates written by the signatures below, to be effective on the Effective Date.  Notwithstanding any other provision in this Agreement, if Employee does not sign and deliver this Agreement to ______________ at ___________________, on or before twenty-one (21) days following Employee’s receipt of this Agreement, then this Agreement will be null and void, and Employee will not be entitled to the Consideration described in this Agreement.

EXECUTED in New York, New York on this 11th day of February, 2010

EMPLOYEE
/s/ Neal Goldberg
Neal Goldberg

EXECUTED in Irving, Texas on this 10th day of February, 2010

ZALE DELAWARE, INC.

By:	/s/ Theo Killion

Its:

EXECUTED in Irving, Texas on this 10th day of February, 2010

ZALE CORPORATION

By:	/s/ Theo Killion

Its: